Exhibit 3.3
                            CERTIFICATE OF CORRECTION

                                       OF

                          FIRST AVIATION SERVICES INC.

 Pursuant to Section 103(f) of Title 8 of the Delaware Code of 1953, as Amended


         I, the undersigned, being duly elected Secretary of First Aviation Services Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

         RESOLVED, that in the Restated Certificate of Incorporation of this Corporation, the par value per share of authorized shares of Common Stock was inadvertently set forth incorrectly and that the first sentence of the first paragraph of Article IV should be corrected by changing it to read as follows:


                                   ARTICLE IV.
                                  CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have the authority to issue is 30,000,000, of which (i) 25,000,000 shares shall be Common Stock, par value $0.01 per share (the "Common Stock"), and (ii) 5,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 4th day of March, 1997.



                                          -----------------------------
                                          John A. Marsalisi
                                          Secretary